Exhibit 99.1

[logo]
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com
                                                                    NEWS RELEASE

Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                 Sandra Curlander
                  720-888-2292                                      720-888-2501


                    Level 3 to Acquire ICG Communications

      Purchase Price of $163 Million Includes $127 Million in Unregistered
                     Shares of Level 3 Common Stock and $36
                                 Million in Cash

        Acquisition Expands Level 3's Transport, IP and Voice Businesses;
                             Extends Network Reach

BROOMFIELD, Colo., April 17, 2006 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced that it has signed a definitive agreement to acquire all of the stock of ICG Communications, Inc., a privately held Colorado-based telecommunications company. Under terms of the agreement, Level 3 will pay total consideration of $163 million, consisting of $127 million in unregistered shares of Level 3 common stock and $36 million in cash. The number of shares to be delivered will be determined immediately prior to closing.

ICG primarily provides transport, IP and voice services to wireline and wireless carriers, Internet service providers and enterprise customers. ICG's network has over 2,000 metro and regional fiber miles in Colorado and Ohio and includes approximately 500 points of presence. ICG serves more than 1,600 customers.

"ICG is a well-run business with a strong and growing base of customers," said Kevin O'Hara, president and chief operating officer of Level 3. "This transaction gives Level 3 the opportunity to further expand our footprint into areas where we see demand for our services, and to realize cost savings."


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"Level 3 has an excellent  reputation in the communications  industry," said Dan
Caruso, president and chief executive officer of ICG Communications. "We believe our customers and employees will be in good hands. ICG and its customers will benefit greatly from access to Level 3's expansive network and its broad suite of communications services. We look forward to working with the Level 3 team."

"ICG standalone is expected to generate approximately $75 to $80 million of annualized revenue and approximately $10 to $15 million of annualized positive cash flow after approximately $10 million in capital expenditures," said Sunit
S. Patel, chief financial officer of Level 3 Communications. "We expect annualized cash flow to improve to approximately $30 to $40 million once we have completed integration, which is expected to begin later this year."

The purchase price is subject to certain customary working capital adjustments. Level 3 has the right to substitute cash in lieu of delivering shares of its common stock. The transaction does not include ICG's investments in New Global Telecom or Mpower Holding Corporation. Closing is expected to occur mid-year 2006 and is subject to customary closing conditions, including receipt of applicable state and federal regulatory approvals.

Level 3 expects to provide additional information concerning this transaction during its first quarter 2006 earnings call scheduled for Tuesday, April 25, 2006, at 10 a.m. EDT.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and through its customers, is the primary provider of Internet connectivity for millions of broadband subscribers. The company offers a wide range of communications services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com. The company offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.